                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)

                         Republic Companies Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    760349100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / /   Rule 13d-1(b)

      /X/   Rule 13d-1(c)

      / /   Rule 13d-1(d)

----------------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 760349100                   13D                    Page 2 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Newcastle Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Texas
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    0 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 760349100                   13D                    Page 3 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Newcastle Capital Management, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Texas
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    0 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 760349100                   13D                    Page 4 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Newcastle Capital Group, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Texas
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    0 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 760349100                   13D                    Page 5 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Mark E. Schwarz
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    0 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 760349100                   13D                    Page 6 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Hallmark Financial Services, Inc.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Nevada
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    0 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 760349100                   13D                    Page 7 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    American Hallmark Insurance Company of Texas
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Texas
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    0 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 760349100                   13D                    Page 8 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Phoenix Indemnity Insurance Company
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Arizona
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    0 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 760349100                   13D                    Page 9 of 15 Pages
----------------------                                    ----------------------

ITEM 1(A).  NAME OF ISSUER

            Republic Companies Group, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            222 Delaware Avenue, Suite 900
            Wilmington, Delaware 19801

ITEM 2(A).  NAME OF PERSON FILING

            This statement is jointly filed by Newcastle Partners, L.P., a Texas limited partnership ("NP"), Newcastle Capital Management, L.P., a
            Texas limited partnership ("NCM"), Newcastle Capital Group, L.L.C., a Texas limited liability company ("NCG"), Mark E. Schwarz (together with NP, NCM and NCG, the "Newcastle Parties"), Hallmark Financial
            Services, Inc., a Nevada corporation ("Hallmark"), American Hallmark
            Insurance Company of Texas, a Texas corporation ("American"), and
            Phoenix Indemnity Insurance Company, an Arizona corporation
            ("Phoenix") (together with Hallmark and American, the "Hallmark
            Parties") (collectively, the "Reporting Persons"). Because Mark E.
            Schwarz is the managing member of NCG, which is the general partner of NCM, which in turn is the general partner of NP, each of NCM, NCG and Mr. Schwarz may be deemed, pursuant to Rule 13d-3 of the
            Securities Exchange Act of 1934, as amended (the "Act"), to be the beneficial owners of all the shares of Common Stock of the Issuer held by NP. Because American and Phoenix are wholly-owned
            subsidiaries of Hallmark, Hallmark may be deemed, pursuant to Rule
            13d-3 of the Act, to be the beneficial owner of all the shares of
            Common Stock of the Issuer held by American and Phoenix. NP has a controlling interest in Hallmark. Additionally, Mr. Schwarz serves as the Executive Chairman and as a Director of Hallmark.
            Accordingly, the Reporting Persons are filing this joint statement, as they may be considered a "group" under Section 13(d)(3) of the
            Act. However, neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that such a group exists between the Hallmark Parties and the
            Newcastle Parties.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            Newcastle Parties:

            200 Crescent Court, Suite 1400
            Dallas, Texas 75201

            Hallmark Parties:

            777 Main Street, Suite 1000
            Fort Worth, Texas 76102

----------------------                                    ----------------------
CUSIP No. 760349100                   13D                    Page 10 of 15 Pages
----------------------                                    ----------------------

ITEM 2(C).  CITIZENSHIP

            Newcastle Parties:

            NP, NCM and NCG are organized under the laws of the State of Texas.
            Mark E. Schwarz is a citizen of the United States of America.

            Hallmark Parties:

            Hallmark is organized under the laws of the State of Nevada.
            American is organized under the laws of the State of Texas. Phoenix is organized under the laws of the State of Arizona.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES

            Common Stock, par value $0.01 per share

ITEM 2(E).  CUSIP NUMBER

            760349100

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR
            240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            /X/   Not Applicable

      (a)   / /   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   / /   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   / /   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   / /   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   / /   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E).

      (f)   / /   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

      (g)   / /   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

      (h)   / /   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.

      (i)   / /   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.

      (j)   / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

----------------------                                    ----------------------
CUSIP No. 760349100                   13D                    Page 11 of 15 Pages
----------------------                                    ----------------------

      1. NP

            (a)   Amount beneficially owned:

                  0 shares

            (b)   Percent of class:

                  0%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote

                        0 shares

                  (ii)  Shared power to vote or to direct the vote

                        0 shares

                  (iii) Sole power to dispose or to direct the disposition of

                        0 shares

                  (iv)  Shared power to dispose or to direct the disposition of

                        0 shares

      2.    American

            (a)   Amount beneficially owned:

                  0 shares

            (b)   Percent of class:

                  0%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote

                        0 shares

                  (ii)  Shared power to vote or to direct the vote

                        0 shares

                  (iii) Sole power to dispose or to direct the disposition of

                        0 shares

----------------------                                    ----------------------
CUSIP No. 760349100                   13D                    Page 12 of 15 Pages
----------------------                                    ----------------------

                  (iv)  Shared power to dispose or to direct the disposition of

                        0 shares

      3. Phoenix

            (a)  Amount beneficially owned:

                  0 shares

            (b)   Percent of class:

                  0%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote

                        0 shares

                  (ii)  Shared power to vote or to direct the vote

                        0 shares

                  (iii) Sole power to dispose or to direct the disposition of

                        0 shares

                  (iv)  Shared power to dispose or to direct the disposition of

                        0 shares

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not Applicable.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
            ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
            COMPANY

            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            See Joint Filing Agreement (previously filed).

----------------------                                    ----------------------
CUSIP No. 760349100                   13D                    Page 13 of 15 Pages
----------------------                                    ----------------------

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not Applicable.

ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

----------------------                                    ----------------------
CUSIP No. 760349100                   13D                    Page 14 of 15 Pages
----------------------                                    ----------------------

                                    SIGNATURE
                                    ---------

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2007            NEWCASTLE PARTNERS, L.P.

                                    By: Newcastle Capital Management, L.P.,
                                        its general partner
                                    By: Newcastle Capital Group, L.L.C.,
                                        its general partner

                                    By: /s/ Mark E. Schwarz
                                        ----------------------------------------
                                        Mark E. Schwarz, Managing Member

                                    NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                    By: Newcastle Capital Group, L.L.C.,
                                        its general partner

                                    By: /s/ Mark E. Schwarz
                                        ----------------------------------------
                                        Mark E. Schwarz, Managing Member

                                    NEWCASTLE CAPITAL GROUP, L.L.C.

                                    By: /s/ Mark E. Schwarz
                                        ----------------------------------------
                                        Mark E. Schwarz, Managing Member

                                    /s/ Mark E. Schwarz
                                    -----------------------------------
                                    MARK E. SCHWARZ

                                    HALLMARK FINANCIAL SERVICES, INC.

                                    By: /s/ Mark J. Morrison
                                        ----------------------------------------
                                        Mark J. Morrison, President and Chief
                                        Executive Officer

                                    AMERICAN HALLMARK INSURANCE COMPANY OF
                                    TEXAS

                                    By: /s/ Mark J. Morrison
                                        ----------------------------------------
                                        Mark J. Morrison, Chief Financial
                                        Officer and Secretary

----------------------                                    ----------------------
CUSIP No. 760349100                   13D                    Page 15 of 15 Pages
----------------------                                    ----------------------

                                    PHOENIX INDEMNITY INSURANCE COMPANY

                                    By: /s/ Mark J. Morrison
                                        ----------------------------------------
                                        Mark J. Morrison, Chief Financial
                                        Officer and Secretary